AMENDED AND RESTATED

                          INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT is made as of this 1st day of December, 2006, between VANGUARD WORLD FUNDS, a Delaware statutory trust (the "Trust"), and
SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., a Delaware corporation (the "Advisor").

                               W I T N E S S E T H

         WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust offers a series of shares known as VANGUARD INTERNATIONAL GROWTH FUND (the "Fund"); and

         WHEREAS, the Trust retained the Advisor to render investment advisory services to the Fund under an Investment Advisory Agreement dated as of February 6, 2003 (the "Effective Date"); and

         WHEREAS, the Trust desires to amend and restate such Investment Advisory Agreement, in certain respects, and the Adviser is willing to render investment advisory services to the Fund in accordance with such amendments.

         NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the Trust and the Advisor hereby agree as follows:

1. APPOINTMENT OF ADVISOR. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Schroder Portfolio"), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF ADVISOR. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Schroder Portfolio; to continuously review, supervise, and administer an investment program for the Schroder Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings, and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

3. SECURITIES TRANSACTIONS. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Schroder Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to the Advisor, and consistent with Section 28(e) of the Securities Exchange Act of 1934. The Advisor will promptly communicate to the Trust's officers and the Board of Trustees such information relating to portfolio transactions as they may reasonably request.

4. COMPENSATION OF ADVISOR. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement.

5. REPORTS. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6. COMPLIANCE. The Advisor agrees to comply with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Schroder Portfolio.

7. STATUS OF ADVISOR. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8. LIABILITY OF ADVISOR. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9. FORCE MAJEURE. The Advisor shall not be responsible for any loss or damage, or failure to comply or reasonable delay in complying with any duty or obligation, under or pursuant to this Agreement arising as a direct or indirect result of any reason, cause, or contingency beyond its reasonable control, including (without limitation) natural disasters, nationalization, currency restrictions, act of war, act of terrorism, act of God, postal or other strikes or industrial actions, or the failure, suspension, or disruption of any relevant stock exchange or market. The Advisor shall notify the Fund promptly when it becomes aware of any event described above. The Fund shall not be responsible for temporary delays in the performance of its duties and obligations hereunder and correspondingly shall not be liable for any loss or damage attributable to such delay in consequence of any event described above.

10. DURATION; TERMINATION; NOTICES; AMENDMENT. This Agreement will become effective on the Effective Date and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

         Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

         If to the Fund, at:

         Vanguard International Growth Fund
         P.O. Box 2600
         Valley Forge, PA 19482
         Attention:  Joseph P. Brennan
         Telephone: 610-503-2042
         Facsimile:  610-503-5855

         If to the Advisor, at:

         Schroder Investment Management North America Inc.
         875 Third Avenue 22nd Floor
         New York, NY 10022-6225
         Attention: Jamie Dorrien-Smith

         Telephone: 212-641-3856
         Facsimile: 212-641-3985

         This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

         As used in this Section 10, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.

11. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

12. CONFIDENTIALITY. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard.

13. PROXY POLICY. The Advisor acknowledges that Vanguard will vote the shares of all securities that are held by the Fund unless other mutually acceptable arrangements are made with the Advisor with respect to the Schroder Portfolio.

14. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

15. TREATMENT OF THE FUND UNDER FSA RULES. The Fund will be treated as an Intermediate Customer under the rules of the Financial Services Authority in the placecountry-regionUnited Kingdom.

         IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.


SCHRODER INVESTMENT
MANAGEMENT
NORTH AMERICA INC.                          VANGUARD WORLD FUNDS

/s/Jamie Dorrien-Smith  12/11/06     /s/John J. Brennan        12/20/06
----------------------- ---------    ------------------------  --------
Signature               Date         Signature                 Date

Jamie Dorrien-Smith     CEO          John J. Brennan           Director
----------------------- ---------    ------------------------  --------
Print Name              Title        Print Name                Title